NEWS RELEASE

The Hartford Announces Outstanding Results For The Fourth Quarter and Full Year 2024
•Fourth quarter 2024 net income available to common stockholders of $848 million ($2.88 per diluted share) increased 11% from $766 million ($2.51 per diluted share) over the same period in 2023. Core earnings* of $865 million ($2.94 core earnings per diluted share*) decreased 7% from $935 million ($3.06 core earnings per diluted share) over the same period in 2023.
•Full year 2024 net income available to common stockholders of $3.1 billion ($10.35 per diluted share) increased 24% from $2.5 billion ($7.97 per diluted share) and core earnings of $3.1 billion ($10.30 core earnings per diluted share) increased 11% from $2.8 billion ($8.88 core earnings per diluted share) over the same period in 2023.
•Net income ROE for the year of 19.9% and core earnings ROE* of 16.7%.
•Property & Casualty (P&C) written premiums increased by 7% in the fourth quarter of 2024 compared to the same period in 2023, and by 10% for the full year, driven by Commercial Lines and Personal Lines premium growth of 6% and 12% in the fourth quarter, and 9% and 13% for the full year, respectively.
•Commercial Lines fourth quarter 2024 combined ratio of 87.4 and underlying combined ratio* of 87.1. Full year 2024 combined ratio of 89.9 and underlying combined ratio of 87.9.
•Personal Lines fourth quarter 2024 combined ratio of 85.8 improved 15.4 points, and underlying combined ratio* of 90.2 improved 9.3 points compared with the 2023 period. Full year 2024 combined ratio of 99.1 improved 8.4 points, and underlying combined ratio of 94.1 improved 5.2 points from the 2023 period.
•Group Benefits fourth quarter net income margin of 7.1% and core earnings margin* of 7.8%. Full year net income margin of 7.9% and core earnings margin of 8.2%.
•Returned $537 million to stockholders in the fourth quarter, including $400 million of shares repurchased and $137 million in common stockholder dividends paid. For the full year, returned $2.1 billion to stockholders, including $1.5 billion of shares repurchased and $556 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., Jan. 30, 2025 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2024.

“The Hartford delivered an outstanding year with a core earnings ROE of 16.7 percent,” said The Hartford’s Chairman and CEO Christopher Swift. “Results were driven by sustained momentum in Commercial Lines, which once again generated strong top-line growth at highly profitable margins, significant progress in Personal Lines toward restoring target profitability in auto, continued strong margins in Group Benefits, and a higher investment portfolio yield.”

The Hartford's Chief Financial Officer Beth Costello said, “Commercial Lines had a strong quarter with top-line growth of 6 percent and an underlying combined ratio of 87.1. Pricing, excluding workers’ compensation, accelerated to 9.7 percent in the quarter and remains above loss cost trends. Personal Lines achieved 9.3 points of underlying combined ratio improvement in the quarter, including over 10 points in auto. Group Benefits continued to outperform with a core earnings margin of 7.8 percent, led by strong life and disability results."

Swift continued, “Our outstanding results demonstrate the strength of our franchise, particularly our exceptional underwriting execution, extensive distribution relationships, and an unparalleled customer experience. With these capabilities and our high quality talent, we are well positioned to sustain our momentum, delivering profitable growth at industry-leading ROEs in 2025 and beyond."

CONSOLIDATED RESULTS:

	Three Months Ended			Year Ended
($ in millions except per share data)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net income available to common stockholders	$848	$766	11%	$3,090	$2,483	24%
Net income available to common stockholders per diluted share[1]	$2.88	$2.51	15%	$10.35	$7.97	30%

Core earnings	$865	$935	(7)%	$3,076	$2,767	11%
Core earnings per diluted share	$2.94	$3.06	(4)%	$10.30	$8.88	16%

Book value per diluted share	$55.09	$49.43	11%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$64.95	$58.83	10%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	19.9%	17.5%	2.4
Core earnings ROE[3], last 12-months	16.7%	15.8%	0.9
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Fourth quarter 2024 net income available to common stockholders of $848 million, or $2.88 per diluted share, improved from $766 million in fourth quarter 2023, primarily driven by improvement in the P&C loss and loss adjustment expense ratio, earned premium growth in both Commercial and Personal Lines, and higher net investment income, partially offset by a higher expense ratio.
Included in the fourth quarter 2024 net income was a benefit of $58 million, before tax, from amortization of a deferred gain on retroactive reinsurance related to an adverse development cover for Navigators pertaining to 2018 and prior accident years (Navigator’s ADC). Additionally, there was a charge for adverse development of $203 million, before tax, related to asbestos and environmental (A&E) reserves, for which $62 million, before tax, was ceded to the retroactive reinsurance treaty for A&E reserves (A&E ADC) and recognized as a deferred gain on retroactive reinsurance, which exhausts the treaty limit. This compares to a charge of $194 million, before tax, in the fourth quarter of 2023, all of which was ceded to the A&E ADC and recognized as a deferred gain on retroactive reinsurance.
Fourth quarter 2024 core earnings of $865 million, or $2.94 per diluted share, compared with $935 million of core earnings in fourth quarter 2023. Contributing to the results were:
•Net unfavorable prior accident year development (PYD) in core earnings of $97 million, before tax, in 2024 compared with net favorable PYD of $102 million in core earnings in 2023. Net unfavorable PYD included in core earnings in fourth quarter 2024 was primarily driven by an increase of $141 million related to A&E reserves after ADC reinsurance. Excluding the A&E reserve development, prior accident year reserve development was favorable by $44 million and included reserve reductions in workers’ compensation, catastrophes, bond, professional liability, and personal auto, partially offset by reserve increases in general liability and commercial auto liability.
•Personal Lines loss and loss adjustment expense ratio of 59.3 improved 17.3 points compared with 76.6 in fourth quarter 2023, including 4.9 points of more favorable PYD and 1.2 points of lower CATs. Underlying loss and loss adjustment expense ratio* of 63.7 improved 11.2 points from fourth quarter 2023, largely due to the impact of earned pricing increases, lower frequency in auto physical damage and lower frequency in homeowners.
•Commercial Lines loss and loss adjustment expense ratio of 56.3 compared with 54.2 in fourth quarter 2023, including 2.1 points of less favorable PYD. Underlying loss and loss adjustment expense ratio of 56.0 compared with 56.1 in fourth quarter 2023.
•The expense ratios increased across P&C and Group Benefits from fourth quarter 2023, primarily driven by higher staffing costs, higher commissions and higher direct marketing costs in Personal Lines, and increased investments in technology in Group Benefits.
•Group Benefits loss ratio of 70.6 increased 0.7 points compared with 69.9 in fourth quarter 2023, primarily driven by a higher group disability loss ratio, partially offset by improvement in the group life loss ratio.
•An increase in earnings generated by 10% growth in P&C earned premium.
•Net investment income of $714 million, before tax, compared with $653 million in fourth quarter 2023, primarily driven by a higher level of invested assets and higher yields on our fixed income portfolio.
•P&C CAY CAT losses of $80 million, before tax, in fourth quarter 2024, driven by hurricanes and tropical storms, including $68 million from Hurricane Milton, primarily in the Southeast region, as well as net reductions for CATs incurred earlier in the year of $18 million, compared with CAY CAT losses of $81 million in fourth quarter 2023.

Full year 2024 net income available to common stockholders of $3.1 billion, or $10.35 per diluted share, compared with $2.5 billion in the 2023 period, primarily due to a higher P&C underwriting gain*, driven by earned premium growth across all lines of business as well as 9.1 points of improvement in the Personal Lines loss and loss adjustment expense ratio, higher net investment income, lower net realized losses, and improvement in the group life loss ratio, partially offset by a higher expense ratio and higher loss ratios on group disability and supplemental health products.
Included in full year 2024 net income was a benefit of $145 million, before tax, from amortization of a deferred gain on retroactive reinsurance related to the Navigator’s ADC. Additionally, there was a charge for adverse development of $203 million, before tax, related to A&E reserves, for which $62 million, before tax, was ceded to the A&E ADC and recognized as a deferred gain on retroactive reinsurance, which exhausts the treaty limit. This compares to a charge of $194 million, before tax, in the fourth quarter of 2023, all of which was ceded to the A&E ADC and recognized as a deferred gain on retroactive reinsurance.

Full year 2024 core earnings of $3.1 billion, or $10.30 per diluted share, compared with $2.8 billion of core earnings in the 2023 period. Contributing to the results were:
•An increase in earnings generated by 10% growth in P&C earned premium and a 2% increase in Group Benefits fully insured ongoing premium.
•Personal Lines loss and loss adjustment expense ratio of 73.1 compared with 82.2 in 2023, including a change from unfavorable PYD in 2023 to favorable PYD in 2024 and 0.4 points of higher CATs. Underlying loss and loss adjustment expense ratio of 68.1 in 2024 compared with 74.1 in 2023, with the improvement largely due to the impact of earned pricing increases and lower frequency in auto physical damage and in homeowners.
•Net investment income of $2.6 billion, before tax, compared with $2.3 billion in 2023, primarily driven by a higher level of invested assets and higher yields on our fixed income portfolio.

•Group Benefits loss ratio of 70.8 improved 1.0 points compared with 71.8, primarily driven by a lower group life loss ratio, partially offset by a higher loss ratio in disability and supplemental health products.
•Net favorable PYD in core earnings of $37 million, before tax, in 2024, compared with net favorable PYD of $184 million in core earnings in 2023. Net favorable core PYD in 2024 included an increase of $141 million related to A&E reserves after ADC reinsurance. Excluding the A&E reserve development, prior accident year reserve development was favorable by $178 million and included reserve reductions in workers' compensation, catastrophes, bond, personal auto, homeowners, and professional liability, partially offset by reserve increases in general liability and commercial auto liability.
•The Group Benefits expense ratio increased by 1.1 points, driven by higher staffing costs and increased investments in technology.
•Commercial Lines loss and loss adjustment expense ratio of 58.5 compared with 58.3 in 2023, including slightly higher CATs of 0.1 points and slightly less favorable PYD of 0.1 points. Underlying loss and loss adjustment expense ratio of 56.5 in 2024 was flat with 2023.
•P&C CAY CAT losses of $768 million, before tax, in 2024, driven by tornado, wind and hail events across several regions of the United States, as well as hurricanes and tropical storms primarily in the Southeast, South, and Mid-Atlantic regions, compared with $676 million in 2023.

Dec. 31, 2024, book value per diluted share of $55.09 increased 11.5%, from $49.43 at Dec. 31, 2023, principally due to net income in excess of stockholder dividends through Dec. 31, 2024, partially offset by the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $64.95 as of Dec. 31, 2024, increased 10%, from $58.83 at Dec. 31, 2023, as the impact from net income in excess of stockholder dividends through Dec. 31, 2024, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the year ending Dec. 31, 2024, was 19.9%, an increase of 2.4 points from Dec. 31, 2023, primarily due to an increase in net income available to common stockholders.
Core earnings ROE for the year ending Dec. 31, 2024, was 16.7%, an increase of 0.9 points from Dec. 31, 2023, due to higher core earnings.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net income	$708	$687	3%	$2,349	$2,085	13%
Core earnings	$665	$723	(8%)	$2,296	$2,194	5%
Written premiums	$3,174	$2,990	6%	$13,351	$12,279	9%
Underwriting gain[1]	$416	$466	(11%)	$1,289	$1,212	6%
Underlying underwriting gain[1]	$425	$408	4%	$1,544	$1,423	9%

Losses and loss adjustment expense ratio	56.3	54.2	2.1	58.5	58.3	0.2
Expenses	30.8	30.2	0.6	31.1	31.0	0.1
Policyholder dividends	0.3	0.3	—	0.3	0.3	—
Combined ratio	87.4	84.7	2.7	89.9	89.6	0.3
Impact of catastrophes and PYD on combined ratio	(0.2)	1.9	(2.1)	(2.0)	(1.8)	(0.2)
Underlying combined ratio	87.1	86.6	0.5	87.9	87.8	0.1

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	56.0	56.1	(0.1)	56.5	56.5	—
Current accident year catastrophes	2.0	2.0	—	3.8	3.7	0.1
Favorable prior accident year development	(1.8)	(3.9)	2.1	(1.8)	(1.9)	0.1
Total Losses and loss adjustment expense ratio	56.3	54.2	2.1	58.5	58.3	0.2
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Fourth quarter 2024 net income of $708 million compared with net income of $687 million in fourth quarter 2023, principally due to the impact of earned premium growth, higher net investment income, and lower net realized losses, partially offset by less favorable PYD. PYD includes a $58 million, before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC.
Commercial Lines core earnings of $665 million in fourth quarter 2024 compared with $723 million in fourth quarter 2023. Contributing to the results were:
•9% growth in earned premium.
•Net investment income of $479 million, before tax, compared with $435 million in fourth quarter 2023.
•Net PYD within core earnings of $0 million, before tax, in fourth quarter 2024, compared with $118 million of net favorable PYD within core earnings in fourth quarter 2023. The net PYD in fourth quarter 2024 primarily includes reserve reductions in workers’ compensation, catastrophes, bond, and professional liability, partially offset by increases in general liability and auto liability.
•An underlying loss and loss adjustment expense ratio of 56.0 in fourth quarter 2024 compared with 56.1 in fourth quarter 2023.
•CAY CAT losses of $67 million, before tax, in fourth quarter 2024, primarily from hurricanes and tropical storms, including $55 million from Hurricane Milton, primarily in the Southeast region, as well as net reductions for CATs incurred earlier in the year of $7 million, up from CAY CAT losses of $60 million, before tax, in fourth quarter 2023.

Combined ratio of 87.4 compared with 84.7 in fourth quarter 2023, primarily due to a 2.1 point increase in the loss and loss adjustment expense ratio, including 2.1 points of less favorable PYD (including 1.8 points of favorable development related to the amortization of the deferred gain) and a 0.6 point increase in the expense ratio. Underlying combined ratio of 87.1 compared with 86.6 in fourth quarter 2023, primarily due to a 0.6 point increase in the expense ratio, partially offset by a 0.1 point improvement in the underlying loss and loss adjustment expense ratio.
•Small Commercial combined ratio of 83.8 compared with 84.0 in fourth quarter 2023, including 2.2 points of lower CAY CATs and 1.1 points of less favorable PYD. Underlying combined ratio of 86.7 compared with 85.8 in fourth quarter 2023, primarily due to a higher loss ratio in general liability and a higher expense ratio, partially offset by favorable non-CAT property losses.
•Middle & Large Commercial combined ratio of 93.9 compared with 89.3 in fourth quarter 2023, including a change from favorable to unfavorable PYD and 0.4 points of higher CAY CATs. Underlying combined ratio of 90.2 compared with 90.3 in fourth quarter 2023, improved primarily due to favorable non-CAT property losses, largely offset by a higher loss ratio in general liability and a higher expense ratio.
•Global Specialty combined ratio of 84.7 compared with 79.6 in fourth quarter 2023, including 3.4 points of higher CAY CATs and 1.0 points of less favorable PYD. The combined ratio included 6.3 points of favorable development due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 83.6 compared with 82.9 in fourth quarter 2023, primarily due to a higher expense ratio and a higher loss ratio in primary and excess casualty lines, partially offset by a lower loss ratio in environmental.
•The Commercial Lines expense ratio of 30.8 increased 0.6 points from fourth quarter 2023, primarily due to a doubtful account reserve reduction in the 2023 period and higher staffing costs, partially offset by the impact of higher earned premium.
Fourth quarter 2024 written premiums of $3.2 billion were up 6% from fourth quarter 2023, with increases across the segment, strong double-digit new business growth in Small Commercial, and the effect of renewal written price increases.

Personal Lines

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net income (loss)	$154	$34	NM	$208	$(39)	NM
Core earnings (loss)	$155	$36	NM	$217	$(29)	NM
Written premiums	$871	$780	12%	$3,598	$3,198	13%
Underwriting gain (loss)	$129	$(10)	NM	$31	$(230)	NM
Underlying underwriting gain	$89	$4	NM	$205	$21	NM

Losses and loss adjustment expense ratio	59.3	76.6	(17.3)	73.1	82.2	(9.1)
Expenses	26.5	24.6	1.9	26.0	25.2	0.8
Combined ratio	85.8	101.2	(15.4)	99.1	107.5	(8.4)
Impact of catastrophes and PYD on combined ratio	4.4	(1.7)	6.1	(5.1)	(8.2)	3.1
Underlying combined ratio	90.2	99.5	(9.3)	94.1	99.3	(5.2)

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	63.7	74.9	(11.2)	68.1	74.1	(6.0)
Current accident year catastrophes	1.4	2.6	(1.2)	8.2	7.8	0.4
Favorable prior accident year development	(5.8)	(0.9)	(4.9)	(3.1)	0.4	(3.5)
Total Losses and loss adjustment expense ratio	59.3	76.6	(17.3)	73.1	82.2	(9.1)
Net income of $154 million in fourth quarter 2024 improved from net income of $34 million in fourth quarter 2023, primarily driven by improved underwriting results and, to a lesser extent, an increase in net investment income. Contributing to the improved underwriting results was a lower loss and loss adjustment expense ratio of 59.3, improving by 17.3 points compared with 76.6 in fourth quarter 2023, and the impact of higher earned premium, partially offset by a higher expense ratio.
Personal Lines core earnings of $155 million improved from core earnings of $36 million in fourth quarter 2023. Contributing to the results were:
•An underlying loss and loss adjustment expense ratio of 63.7 in fourth quarter 2024, which improved 11.2 points from 74.9 in fourth quarter 2023, primarily driven by the impact of earned pricing increases and improvement in auto physical damage frequency and homeowners frequency.
•$53 million, before tax, of favorable PYD in fourth quarter of 2024, compared with $7 million of favorable PYD in fourth quarter 2023. The net favorable PYD in fourth quarter 2024 primarily includes reserve reductions in auto liability and physical damage, catastrophes, and homeowners.
•13% growth in earned premium.
•Net investment income of $64 million, before tax, in fourth quarter 2024 compared with $52 million in fourth quarter 2023.
•CAY CAT losses of $13 million, before tax, in fourth quarter 2024, primarily from Hurricane Milton losses of $13 million, as well as net reductions for CATs incurred earlier in the year of $11 million, down from $21 million of CAY CAT losses in fourth quarter 2023.
Combined ratio of 85.8 in fourth quarter 2024, improved from 101.2 in fourth quarter 2023, primarily due to a 17.3 point improvement in the loss and loss adjustment expense ratio, including an 11.2 point improvement in the underlying loss and loss adjustment expense ratio, more favorable PYD of 4.9 points, and 1.2 points of lower CAY CAT losses, partially offset by a higher expense ratio. Underlying combined ratio of 90.2 improved 9.3 points from 99.5 in fourth quarter 2023, primarily due to improvement in the underlying loss and loss adjustment expense ratio in auto and homeowners, partially offset by a 1.9 point increase in the expense ratio, largely driven by higher commissions and marketing expenses.
•Auto combined ratio of 98.3 improved 15.4 points from 113.7 in fourth quarter 2023. The underlying combined ratio of 103.0 improved 10.5 points from 113.5 in fourth quarter 2023, primarily due to improvement in the underlying loss and loss adjustment expense ratio driven by the impact of double-digit earned pricing increases as well as lower physical damage claim frequency, partially offset by higher auto claim severities. The auto physical damage claim severity trend has moderated from the prior year. The auto liability severity increases continue to recognize the inflationary effects and higher attorney representation rates on bodily injury claims.
•Homeowners combined ratio of 57.8 improved 14.9 points from 72.7 in fourth quarter 2023. The underlying combined ratio of 61.7 improved 5.6 points from 67.3 in fourth quarter 2023, primarily due to improvement in the underlying loss and loss adjustment expense ratio driven by the impact of double-digit earned pricing and lower claim frequency, partially offset by higher claim severities. Contributing to the higher homeowners severity was the effect of higher rebuilding costs.
•The expense ratio of 26.5 increased 1.9 points from fourth quarter 2023, primarily driven by higher direct marketing costs, higher staffing costs, and higher commissions, partially offset by the impact of higher earned premium.
Written premiums in fourth quarter 2024 were $871 million compared with $780 million in fourth quarter 2023 with:
•Renewal written price increases in auto and homeowners of 19.1% and 13.9%, respectively, in response to elevated loss cost trends.
•An increase in new business in both homeowners and auto from the fourth quarter of 2023, with homeowners more than doubling to $59 million and auto increasing by 18% to $77 million.
•Slightly lower effective policy count retention in auto and home due to renewal written price increases.

Group Benefits

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net income	$126	$176	(28)%	$561	$535	5%
Core earnings	$139	$174	(20%)	$578	$567	2%
Fully insured ongoing premiums	$1,600	$1,590	1%	$6,392	$6,290	2%
Loss ratio	70.6%	69.9%	0.7	70.8%	71.8%	(1.0)
Expense ratio	26.7%	24.2%	2.5	25.4%	24.3%	1.1
Net income margin	7.1%	9.9%	(2.8)	7.9%	7.7%	0.2
Core earnings margin	7.8%	9.8%	(2.0)	8.2%	8.1%	0.1
Net income of $126 million in fourth quarter 2024 decreased from $176 million in fourth quarter 2023, primarily driven by a higher group disability loss ratio, a higher expense ratio, and net realized losses in 2024, partially offset by improvement in the group life loss ratio, the impact of higher fully insured premiums, and higher net investment income.

Core earnings of $139 million compared with $174 million in fourth quarter 2023, primarily driven by a higher group disability loss ratio and a higher expense ratio, partially offset by improvement in the group life loss ratio, higher fully insured premiums, and higher net investment income.
Fully insured ongoing premiums were up 1% compared with fourth quarter 2023, including an increase in exposure on existing accounts, new business sales, and persistency in excess of 90%, though slightly below the prior year period. Fully insured ongoing sales were $68 million in fourth quarter 2024, compared with $71 million in fourth quarter 2023, driven by lower group disability sales.
Loss ratio of 70.6 increased 0.7 points from fourth quarter 2023.
•Group life loss ratio of 79.9 improved 3.1 points largely driven by lower mortality.
•Group disability loss ratio of 66.9 compared with 63.6 in fourth quarter 2023, driven by a higher loss ratio in paid family and medical leave products and the emergence of higher long-term disability incidence in 2024, after two years of all-time historically low incidence, partially offset by favorable long-term disability claim recoveries.
Expense ratio of 26.7 increased 2.5 points compared with 24.2 in fourth quarter 2023, primarily due to higher staffing costs and increased investments in technology.
Net investment income of $130 million, before tax, compared with $125 million in fourth quarter 2023.

Hartford Funds

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net income	$49	$47	4%	$192	$174	10%
Core earnings	$51	$39	31%	$182	$165	10%
Daily average Hartford Funds AUM	$142,230	$124,676	14%	$136,477	$127,019	7%
Mutual Funds and exchange-traded funds (ETF) net flows	$796	$(2,963)	127%	$(3,225)	$(7,027)	54%
Total Hartford Funds AUM	$139,598	$131,025	7%	$139,598	$131,025	7%
Fourth quarter 2024 net income of $49 million compared with $47 million in fourth quarter 2023, primarily due to an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM, partially offset by a change from net realized gains to net realized losses.
Core earnings of $51 million compared with $39 million in fourth quarter 2023, primarily due to an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM.
Daily average AUM of $142 billion in fourth quarter 2024 increased 14% from fourth quarter 2023.
Mutual fund and ETF net inflows totaled $796 million in fourth quarter 2024, compared with net outflows of $3.0 billion in fourth quarter 2023.

Corporate

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net loss	$(28)	$(19)	(47)%	$(72)	$(121)	40%
Net loss available to common stockholders	$(33)	$(24)	(38)%	$(93)	$(142)	35%
Core loss	$(39)	$(36)	(8)%	$(122)	$(158)	23%
Net investment income, before tax	$16	$17	(6)%	$63	$47	34%
Interest expense and preferred dividends, before tax	$55	$54	2%	$220	$220	—%
Net loss available to common stockholders of $33 million in fourth quarter 2024 compared with $24 million in fourth quarter 2023, primarily driven by a decrease in net realized gains, partially offset by a decrease in restructuring and other costs.
Fourth quarter 2024 core loss of $39 million compared with a fourth quarter 2023 core loss of $36 million.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net investment income, before tax	$714	$653	9%	$2,568	$2,305	11%
Annualized investment yield, before tax	4.7%	4.5%	0.2	4.3%	4.1%	0.2
Annualized investment yield, before tax, excluding LPs[1]	4.6%	4.3%	0.3	4.4%	4.0%	0.4
Annualized LP yield, before tax	6.4%	7.0%	(0.6)	3.0%	4.8%	(1.8)
Annualized investment yield, after tax	3.8%	3.7%	0.1	3.5%	3.3%	0.2
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Fourth quarter 2024 consolidated net investment income of $714 million compared with $653 million in fourth quarter 2023, primarily due to the impact of a higher level of invested assets and reinvesting at higher rates.
Fourth quarter 2024 net investment income, excluding limited partnerships and other alternative investments* (LPs), of $635 million, before tax, compared to $571 million in fourth quarter 2023, an 11% increase driven by a higher level of invested assets combined with a 0.3 point increase in annualized yield.
Fourth quarter 2024 included $79 million, before tax, of LP income as compared with $82 million in fourth quarter 2023. Annualized LP yield, before tax, of 6.4% compared to 7.0% in fourth quarter 2023.
Net realized losses of $17 million, before tax, in fourth quarter 2024 compared with net realized losses of $27 million, before tax, in fourth quarter 2023.
Total invested assets of $59.2 billion increased $3.3 billion from Dec. 31, 2023, primarily due to a net increase in book value.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2024 financial results on a webcast at 9:00 a.m. EST on Friday, Jan. 31, 2024. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2024, and the fourth quarter 2024 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2024
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,303	$906	$—	$1,600	$—	$—	$5,809
Fee income	10	9	—	56	269	10	354
Net investment income	479	64	19	130	6	16	714
Net realized gains (losses)	(3)	(5)	(1)	(16)	(3)	11	(17)
Other revenue	—	19	—	—	—	—	19
Total revenues	3,789	993	18	1,770	272	37	6,879
Benefits, losses, and loss adjustment expenses	1,858	537	212	1,169	—	3	3,779
Amortization of DAC	516	67	—	8	—	—	591
Insurance operating costs and other expenses	516	198	2	424	210	17	1,367
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,898	802	214	1,611	210	70	5,805
Income (loss) before income taxes	891	191	(196)	159	62	(33)	1,074
Income tax expense (benefit)	183	37	(40)	33	13	(5)	221
Net income (loss)	708	154	(156)	126	49	(28)	853
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	708	154	(156)	126	49	(33)	848
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	2	3	1	15	3	(8)	16
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(58)	—	62	—	—	—	4
Income tax expense (benefit)	11	(2)	(13)	(2)	(1)	2	(5)
Core earnings (loss)	$665	$155	$(106)	$139	$51	$(39)	$865

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,038	$804	$—	$1,591	$—	$—	$5,433
Fee income	10	8	—	56	240	9	323
Net investment income	435	52	18	125	6	17	653
Net realized gains (losses)	(48)	(5)	(1)	—	8	19	(27)
Other revenue	1	17	—	—	—	—	18
Total revenues	3,436	876	17	1,772	254	45	6,400
Benefits, losses, and loss adjustment expenses	1,646	616	217	1,152	—	2	3,633
Amortization of DAC	468	58	—	8	—	—	534
Insurance operating costs and other expenses	464	160	(4)	381	196	17	1,214
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	49	49
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,586	834	213	1,551	196	70	5,450
Income (loss) before income taxes	850	42	(196)	221	58	(25)	950
Income tax expense (benefit)	163	8	(42)	45	11	(6)	179
Net income (loss)	687	34	(154)	176	47	(19)	771
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	687	34	(154)	176	47	(24)	766
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	41	3	1	(2)	(8)	(19)	16
Restructuring and other costs	—	—	—	—	—	2	2
Integration and other non-recurring M&A costs, before tax	1	—	—	1	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	—	—	194	—	—	—	194
Income tax expense (benefit)	(6)	(1)	(42)	(1)	—	5	(45)
Core earnings (loss)	$723	$36	$(1)	$174	$39	$(36)	$935

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2024
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$12,721	$3,453	$—	$6,393	$—	$—	$22,567
Fee income	43	33	—	222	1,035	40	1,373
Net investment income	1,714	222	74	475	20	63	2,568
Net realized gains (losses)	(73)	(14)	(4)	(24)	12	42	(61)
Other revenue	1	85	—	—	—	2	88
Total revenues	14,406	3,779	70	7,066	1,067	147	26,535
Benefits, losses, and loss adjustment expenses	7,441	2,525	219	4,681	—	8	14,874
Amortization of DAC	1,993	255	—	34	—	—	2,282
Insurance operating costs and other expenses	2,018	740	13	1,609	824	54	5,258
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	199	199
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	11,481	3,522	232	6,364	824	263	22,686
Income (loss) before income taxes	2,925	257	(162)	702	243	(116)	3,849
Income tax expense (benefit)	576	49	(35)	141	51	(44)	738
Net income (loss)	2,349	208	(127)	561	192	(72)	3,111
Preferred stock dividends	—	—	—	—	—	21	21
Net Income (loss) available to common stockholders	2,349	208	(127)	561	192	(93)	3,090
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	70	12	4	22	(12)	(40)	56
Restructuring costs, before tax	—	—	—	—	—	2	2
Integration and other non-recurring M&A costs, before tax	8	—	—	—	—	—	8
Change in deferred gain on retroactive reinsurance, before tax	(145)	—	62	—	—	—	(83)
Income tax expense (benefit)	14	(3)	(14)	(5)	2	9	3
Core earnings (loss)	$2,296	$217	$(75)	$578	$182	$(122)	$3,076

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$11,641	$3,087	$—	$6,298	$—	$—	$21,026
Fee income	41	30	—	217	973	39	1,300
Net investment income	1,532	171	69	469	17	47	2,305
Net realized losses	(156)	(16)	(7)	(45)	10	26	(188)
Other revenue (loss)	1	81	—	—	—	2	84
Total revenues	13,059	3,353	62	6,939	1,000	114	24,527
Benefits, losses, and loss adjustment expenses	6,786	2,538	224	4,683	—	7	14,238
Amortization of DAC	1,779	231	—	34	—	—	2,044
Insurance operating costs and other expenses	1,878	636	4	1,514	781	68	4,881
Restructuring and other costs	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	199	199
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	10,472	3,407	228	6,271	781	280	21,439
Income (loss) before income taxes	2,587	(54)	(166)	668	219	(166)	3,088
Income tax expense (benefit)	502	(15)	(36)	133	45	(45)	584
Net income (loss)	2,085	(39)	(130)	535	174	(121)	2,504
Preferred stock dividends	—	—	—	—	—	21	21
Net income (loss) available to common stockholders	2,085	(39)	(130)	535	174	(142)	2,483
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	132	13	6	37	(10)	(26)	152
Restructuring costs, before tax	—	—	—	—	—	6	6
Integration and other non-recurring M&A costs, before tax	4	—	—	4	—	—	8
Change in deferred gain on retroactive reinsurance, before tax	—	—	194	—	—	—	194
Income tax expense (benefit)	(27)	(3)	(42)	(9)	1	4	(76)
Core earnings (loss)	$2,194	$(29)	$28	$567	$165	$(158)	$2,767

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2024, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of annualized investment yield to annualized investment yield excluding limited partnerships and other alternative investments for the quarterly and twelve month periods ended December 31, 2024 and 2023 is provided in the table below.

	Three Months Ended
	Dec 31 2024	Dec 31 2023
	Consolidated
Annualized investment yield	4.7%	4.5%
Adjustment for income from limited partnerships and other alternative investments	(0.1)%	(0.2)%
Annualized investment yield excluding limited partnerships and other alternative investments	4.6%	4.3%

	Twelve Months Ended
	Dec 31 2024	Dec 31 2023
	Consolidated
Annualized investment yield, before tax	4.3%	4.1%
Adjustment for income from limited partnerships and other alternative investments	0.1%	(0.1)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	4.4%	4.0%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Dec 31 2024	Dec 31 2023	Change
Book value per diluted share	$55.09	$49.43	11.5%
Per diluted share impact of AOCI	$9.86	$9.40	4.9%
Book value per diluted share (excluding AOCI)	$64.95	$58.83	10.4%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended December 31, 2024 and 2023, for individual reporting segments can be found in this news release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements."
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods and twelve months ended December 31, 2024 and 2023, is set forth below.

	Three Months Ended			Twelve Months Ended
Margin	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Net income margin	7.1%	9.9%	(2.8)	7.9%	7.7%	0.2
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains), before tax	0.8%	(0.1)%	0.9	0.4%	0.4%	—
Integration and other non-recurring M&A costs, before tax	—%	0.1%	(0.1)	—%	0.1%	(0.1)
Income tax (benefit) on items excluded from core earnings	(0.1)%	(0.1)%	—	(0.1)%	(0.1)%	—
Core earnings margin	7.8%	9.8%	(2.0)	8.2%	8.1%	0.1

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods and twelve months ended December 31, 2024 and 2023 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.88	$2.51	15%	$10.35	$7.97	30%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.05	0.05	—%	0.19	0.49	(61)%
Restructuring and other costs, before tax	—	0.01	(100)%	0.01	0.02	(50)%
Integration and other non-recurring M&A costs, before tax	0.01	0.01	—%	0.03	0.03	—%
Change in deferred gain on retroactive reinsurance, before tax	0.01	0.64	(98)%	(0.28)	0.62	NM
Income tax (benefit) on items excluded from core earnings	(0.01)	(0.16)	94%	—	(0.25)	100%
Core earnings per diluted share	$2.94	$3.06	(4)%	$10.30	$8.88	16%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2024	Dec 31 2023
Net income available to common stockholders ROE	19.9%	17.5%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.4%	1.1%
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	(0.5)%	1.4%
Income tax (benefit) on items not included in core earnings	—%	(0.5)%
Impact of AOCI, excluded from denominator of core earnings ROE	(3.2)%	(3.8)%
Core earnings ROE	16.7%	15.8%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Dec 31 2024	Dec 31 2023	Change
Combined ratio	83.8	84.0	(0.2)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.2)	(3.4)	2.2
Prior accident year development	4.1	5.2	(1.1)
Underlying combined ratio	86.7	85.8	0.9

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Dec 31 2024	Dec 31 2023	Change
Combined ratio	93.9	89.3	4.6
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.5)	(0.1)	(0.4)
Prior accident year development	(3.3)	1.2	(4.5)
Underlying combined ratio	90.2	90.3	(0.1)

GLOBAL SPECIALTY

	Three Months Ended
	Dec 31 2024	Dec 31 2023	Change
Combined ratio	84.7	79.6	5.1
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(5.4)	(2.0)	(3.4)
Prior accident year development	4.3	5.3	(1.0)
Underlying combined ratio	83.6	82.9	0.7

PERSONAL LINES AUTO

	Three Months Ended
	Dec 31 2024	Dec 31 2023	Change
Combined ratio	98.3	113.7	(15.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	—	(0.2)	0.2
Prior accident year development	4.7	0.1	4.6
Underlying combined ratio	103.0	113.5	(10.5)

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Dec 31 2024	Dec 31 2023	Change
Combined ratio	57.8	72.7	(14.9)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(4.8)	(8.0)	3.2
Prior accident year development	8.6	2.7	5.9
Underlying combined ratio	61.7	67.3	(5.6)

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income (loss) to underwriting gain (loss) for the quarterly periods and twelve months ended December 31, 2024 and 2023, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain for individual reporting segments for the quarterly periods and twelve months ended December 31, 2024 and 2023, is set forth below.

COMMERCIAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2024	Dec 31 2023	Dec 31 2024	Dec 31 2023
Net income	$708	$687	$2,349	$2,085
Adjustments to reconcile net income to underwriting gain:
Net investment income	(479)	(435)	(1,714)	(1,532)
Net realized losses	3	48	73	156
Other (expense) income	1	3	5	1
Income tax expense	183	163	576	502
Underwriting gain	416	466	1,289	1,212
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	67	60	486	436
Prior accident year development	(58)	(118)	(231)	(225)
Underlying underwriting gain	$425	$408	$1,544	$1,423

PERSONAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2024	Dec 31 2023	Dec 31 2024	Dec 31 2023
Net income (loss)	$154	$34	$208	$(39)
Adjustments to reconcile net income (loss) to underwriting loss:
Net investment income	(64)	(52)	(222)	(171)
Net realized losses	5	5	14	16
Net servicing and other income	(3)	(5)	(18)	(21)
Income tax expense (benefit)	37	8	49	(15)
Underwriting gain (loss)	129	(10)	31	(230)
Adjustments to reconcile underwriting loss to underlying underwriting gain:
Current accident year catastrophes	13	21	282	240
Prior accident year development	(53)	(7)	(108)	11
Underlying underwriting gain	$89	$4	$205	$21

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure is the cost of non-catastrophe loss and loss adjustment expenses incurred in the current accident year divided by earned premiums. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. Management believes that the underlying loss and loss adjustment expense ratio is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development ("PYD"). A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods and twelve months ended December 31, 2024 and 2023, is set forth below.

COMMERCIAL LINES

	Three Months Ended			Twelve Months Ended
	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Loss and loss adjustment expense ratio	56.3	54.2	2.1	58.5	58.3	0.2
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(0.2)	1.9	(2.1)	(2.0)	(1.8)	(0.2)
Underlying loss and loss adjustment expense ratio	56.0	56.1	(0.1)	56.5	56.5	—

PERSONAL LINES

	Three Months Ended			Twelve Months Ended
	Dec 31 2024	Dec 31 2023	Change	Dec 31 2024	Dec 31 2023	Change
Loss and loss adjustment expense ratio	59.3	76.6	(17.3)	73.1	82.2	(9.1)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	4.4	(1.7)	6.1	(5.1)	(8.2)	3.1
Underlying loss and loss adjustment expense ratio	63.7	74.9	(11.2)	68.1	74.1	(6.0)

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure. A reconciliation of net investment income to net investment income excluding limited partnerships and other alternative investments for the quarterly periods ended December 31, 2024 and 2023 is provided in the table below.

	Three Months Ended
	Dec 31 2024	Dec 31 2023	Dec 31 2024	Dec 31 2023	Dec 31 2024	Dec 31 2023
	Consolidated		P&C		Group Benefits
Total net investment income	$714	$653	$562	$505	$130	$125
Adjustment for income from limited partnerships and other alternative investments	(79)	(82)	(65)	(71)	(14)	(11)
Net investment income excluding limited partnerships and other alternative investments	$635	$571	$497	$434	$116	$114

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber breach or other information security incident, technology failure or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.